UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
January 6, 2011
Date of Report (Date of earliest event reported)
Archipelago Learning, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34555	27-0767387

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3232 McKinney Avenue, Suite 400
Dallas, Texas	75204

(Address of principal executive offices)	(Zip Code)
(800) 419-3191
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 6, 2011, Archipelago Learning, Inc. (the “Company”) announced that Mr. Mark S. Dubrow, 49, would be named Chief Financial Officer and Executive Vice President of the Company, effective on January 31, 2011. Prior to joining the Company, Mr. Dubrow served as Chief Financial Officer of Pegasus Solutions, Inc., a Dallas-based third-party provider of technology and services to hotel and travel distributor, from August 2008 until January 2011. Prior to Pegasus Solutions, Inc., Mr. Dubrow held financial executive positions with Homestead Village, Inc. a publicly held developer, manager and owner of extended stay hospitality assets; American Management Systems, a company offering business reengineering and change management and systems development, integration, and implementation services to government and educational institutions; and, Marriott International, Inc., a worldwide leader in the hospitality industry. Mr. Dubrow earned a Bachelor of Science Degree in Accounting from the University of Maryland/College Park, and a M.B.A. (Beta Gamma Sigma) from the University of Texas at El Paso.
     Pursuant to the terms of Mr. Dubrow’s employment agreement with the Company, he will receive an annual base salary of $340,000, eligible for annual merit-based increases. Mr. Dubrow will be eligible for an annual bonus of up to 50% of his earned salary if the Company’s financial targets are met and up to 60% of his earned salary if the Company exceeds its financial targets by at least 10%. Upon beginning employment with the Company, Mr. Dubrow will receive 125,000 options for the Company’s common stock, par value $0.001 per share, with a strike price set as of the day of issuance. The options will vest over a four year period, with 25% vested each year on the anniversary of issuance. No additional stock options will be granted to Mr. Dubrow for a 3-year period. After that time, Mr. Dubrow will be eligible to receive additional senior management stock option grants as determined by the Company’s Board of Directors. In addition, Mr. Dubrow will receive a one-time sign-on bonus of $52,000, half of which will be paid within 30 days of his start date with the Company and half of which will be paid upon the first anniversary of his start date. If he is terminated for cause or resigns for any reason within one-year of start date, Mr. Dubrow will be required to reimburse the Company for 100% of the first installment sign-on bonus paid to him; if he is terminated for cause or resigns for any reason between one and two years of start date, he will be required to reimburse the Company for 50% of the first and second installments paid to him; and, if he is terminated for cause or resigns for any reason after two years from start date, no reimbursement is required
     Further, under the terms of Mr. Dubrow’s employment agreement, if the Company terminates his employment without cause or if Mr. Dubrow terminates his employment for good reason, the Company will pay him his annual salary in accordance with its normal payroll practices for a period of 12 months following his termination. In addition, Mr. Dubrow would be subject to non-competition and non-solicitation restrictions for a period of 12 months following his termination.
     Mr. Dubrow’s employment agreement has an initial term of two years and shall automatically be extended annually unless notice is otherwise given by either party.
     Other than as described above, there are (1) no arrangements or understandings between Mr. Dubrow and any other person pursuant to which Mr. Dubrow was named Chief Financial Officer of the

Company, and (2) no transactions between Mr. Dubrow and the Company that would require disclosure under Item 404(a) of Regulation S-K.
     Also on January 6, 2011, the Company announced that Mr. James B. Walburg would be retiring from his position as the Company’s Chief Financial Officer, effective on January 31, 2011. Mr. Walburg will continue on in a consulting role for three months following his retirement (the “Transition Period”). In connection with his retirement, Mr. Walburg entered into a separation agreement with the Company, dated as of January 4, 2011 (the “Separation Agreement”), pursuant to which Mr. Walburg would be entitled to his base salary and benefits consistent with the terms of his existing employment agreement during the Transition Period. Under the terms of the Separation Agreement, following the Transition Period or if Mr. Walburg is terminated during the Transition Period without cause, Mr. Walburg shall be entitled to continued payment of his base salary for a period of 12 months, payment of any bonus to which he was entitled for the 2010 fiscal year, and the vesting of 50% of his restricted common stock subject to time-based vesting on January 10, 2011, the vesting of 50% of his restricted common stock subject to time-based vesting on January 10, 2012, and the vesting of all of his restricted common stock subject to vesting based on performance measures on January 10, 2011.

Item 8.01	Other Events
     As noted in the press release filed herewith as Exhibit 99.1, on January 6, 2011, the Company announced that it appointed Donna Regenbaum as Chief Strategy Officer.

Item 9.01	Financial Statements and Exhibits
     (d) Exhibits

10.1	Employment Agreement between Archipelago Learning, Inc. and Mark S. Dubrow, dated as of January 3, 2011
10.2	Separation Agreement between Archipelago Learning, Inc. and James B. Walburg, dated as of January 4, 2011
99.1	Press Release issued on January 6, 2010 by Archipelago Learning, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHIPELAGO LEARNING, INC.
/s/ Tim McEwen
Name:	Tim McEwen
Title:	President and Chief Executive Officer

Date: January 6, 2011

Exhibit	Description
10.1	Employment Agreement between Archipelago Learning, Inc. and Mark S. Dubrow, dated as of January 3, 2011
10.2	Separation Agreement between Archipelago Learning, Inc. and James B. Walburg, dated as of January 4, 2011
99.1	Press Release issued on January 6, 2011 by Archipelago Learning, Inc.

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